EXHIBIT 99.1

The Blaine Group, Inc.
A Total Communications Agency
8665 Wilshire Blvd., Suite #301, Beverly Hills, CA 90211
310/360-1499 · 310/360-1498 FAX · E-mail:  blaine@pacificnet.net

FOR IMMEDIATE RELEASE:                                                                                                               October 23, 2007

FOR FURTHER INFORMATION, CONTACT:                                                                                                           Bill Kraus/Lisa Baker/Devon Blaine
The Blaine Group
310/360-1499
310/360-1498 (FAX)
blaine@blainegroupinc.com

IMMUNOSYN CORPORATION TO BEGIN TRADING

La Jolla, CA … PR Newswire… Immunosyn Corporation (IMYN.OTC.BB) announced that its stock will begin over-the-counter trading on Friday, October 26, 2007.  The company has exclusive worldwide rights from its largest shareholder, Argyll Biotechnologies, LLC, to market, distribute and sell the biopharmaceutical SF-1019.

“Having gone public in January this year, we are pleased to start trading as we begin to develop the distribution lines for a product as important as SF-1019,” noted Stephen Ferrone, Immunosyn’s CEO.

About Immunosyn Corporation

La Jolla, CA-headquartered Immunosyn Corporation (IMYN.OTC.BB) plans to market and distribute life enhancing therapeutics.  Currently, the company has exclusive worldwide rights from its largest shareholder, Argyll Biotechnologies, LLC, to market, sell and distribute SF-1019, a compound that was developed from extensive research into Biological Response Modifiers (BRMs).  Argyll Biotechnologies, LLC has initiated the process for regulatory approval of SF-1019 in several countries and preparations for clinical trials are underway in both the US and Europe.  Research suggests that SF-1019 has the potential to affect a number of clinical conditions including auto-immune disorders such as Multiple Sclerosis (MS), neurological disorders such as Chronic Inflammatory Demyelinating Polyneuropathy (CIDP) and Reflex Sympathetic Dystrophy Syndrome (RSD or RSDS) and complications from Diabetic Mellitus such Diabetic Neuropathy (DN) and Diabetic Ulcers (DU).

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The above news release contains forward-looking statements. These statements are based on assumptions that management believes are reasonable based on currently available information, and include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and are subject to a wide range of business risks, external factors and uncertainties. Actual results may differ materially from those indicated by such forward-looking statements.  For additional information, please consult the Company’s most recent public filings and Annual Report on Form 10-K for its most recent fiscal year.  The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise.